EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. on Form S‐8 (Nos. 333-269026, 333-261767, 333-251516, 333-222151, 333-200826, 333-165482 and 333-145904) and on Form S-3 (No. 333-252148) of our report dated April 4, 2022, related to our audits of the consolidated financial statements of RCM Technologies, Inc. as of January 1, 2022 and for the year then ended, which report appears in this Annual Report on Form 10-K.

/s/ Macias Gini & O’Connell LLP

San Diego, California

March 14, 2024